SUB-ITEM 77M

MFS Limited Maturity Fund, (the Fund), a series of the Trust, acquired all of the assets of MFS Government Limited Maturity Fund (the acquired fund). The circumstances and details of this transaction are described in the Trusts Registration Statement on Form N-14 on behalf of the Fund (File No. 333-136796), as filed with the Securities and Exchange Commission via EDGAR on August 21, 2006, as amended on September 22, 2006. Such description is incorporated herein by reference.

The acquired fund has ceased to be an investment company as defined in the Investment Company Act of 1940.